CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August, 28, 2025, relating to the financial statements and financial highlights of AAMA Equity Fund and AAMA Income Fund, each a series of Asset Management Fund, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 27, 2025